Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

TDW - Q3 2014 Tidewater Inc. Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 05, 2014 / 04:00PM GMT

OVERVIEW:

TDW reported 3Q14 fully diluted EPS of $0.25.

CORPORATE PARTICIPANTS

Joe Bennett Tidewater Inc - EVP & Chief IR Officer

Jeff Platt Tidewater Inc - President & CEO

Quinn Fanning Tidewater Inc - EVP & CFO

Jeff Gorski Tidewater Inc - EVP & COO

Bruce Lundstrom Tidewater Inc - EVP, General Counsel & Secretary

CONFERENCE CALL PARTICIPANTS

Jeff Spittel Clarkson Capital Markets - Analyst

Gregory Lewis Credit Suisse - Analyst

Jon Donnel Howard Weil - Analyst

George O’Leary Tudor, Pickering, Holt & Co Securities - Analyst

Matthias Detjen Morgan Stanley - Analyst

Joe Gibney Capital One Southcoast, Inc. - Analyst

JB Lowe Cowen and Company - Analyst

Cole Sullivan ISI Group - Analyst

Mark Brown Citigroup - Analyst

PRESENTATION

Operator

 Welcome to the FY14 third-quarter earnings conference call. My name is Shannon and I will be your operator for today’s call.

(Operator Instructions)

Please note that this conference is being recorded. I will now turn the call over to Mr. Joe Bennett. You may begin, sir.

Joe Bennett - Tidewater Inc - EVP & Chief IR Officer

 Thank you, Shannon. Good morning everyone and welcome to Tidewater’s third-quarter FY14 earnings results conference call for the period ended December 31, 2013.

I’m Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer, and I want to thank you for your interest in Tidewater. With me this morning on the call are our President and CEO, Jeff Platt; Jeff Gorski, our Executive Vice President and Chief Operating Officer; Quinn Fanning, our Executive Vice President and CFO; and Bruce Lundstrom, our Executive Vice President, General Counsel, and Secretary.

We’ll follow our usual conference call format. Following these formalities, I’ll turn the call over to Jeff for his initial comments, to be followed by Quinn’s review of the financial details for the quarter. Jeff will then provide some wrap-up comments and we will then open the call for your questions.

During today’s conference call Jeff, Quinn, I, and other Tidewater Management may make certain comments that are forward-looking statements and not statements of historical fact. I know that you understand that there are risks, uncertainties, and other factors that may cause the Company’s actual future performance to be materially different from those stated or implied by any comment that we may make during today’s conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the Risk Factors section of Tidewater’s most recent Form 10-K.

With that, I’ll turn the call over to Jeff.

Jeff Platt - Tidewater Inc - President & CEO

Thank you, Joe, and good morning to everyone. Last night, we reported fully diluted earnings per share for our third quarter of Fiscal 2014 of $0.25. The earnings for the quarter include a pretax goodwill impairment of $56.3 million or $43.4 million after tax, equal to $0.87 per share. The goodwill impairment was made in connection with our annual goodwill testing and related to our Asia-Pac region, which has experienced a reduction in activity over last year or so, as we moved a number of vessels to stronger markets.

Within the last year, we also disposed of a number of older vessels that were assigned to the region. Adjusted for the goodwill charge, our fully diluted earnings per share result would have been $1.12. Quinn will provide you with more of the details in just a moment.

Our business during the quarter developed much as we had anticipated. Our vessel revenues were approximately $361 million, which is slightly below the guidance we had provided. However, vessel operating expenses of approximately $198 million were also below our previous guidance, meaning that the vessel operating margin of 45% for the quarter was in line with our expectations.

Financially, we received a little help in the quarter from gains on vessel sales as we continue to sell vessels as an integral part of our ongoing fleet renewal strategy. We also benefited from a downward adjustment to our estimated effective tax rate for Fiscal 2014.

As previously reported last November, Tidewater and Sonangol executed a new joint venture agreement for our Angolan joint venture, Sonatide. The new two-year term of agreement will commence once a new Angolan entity has been incorporated, which should occur in 2014.

While the signing of this new joint venture agreement is a significant event in regards to our continued operations in Angola, we still have much work to do to address satisfactorily the significant working capital issue that we commented on during our last earnings call. As expected, we made some progress during the quarter and from year-end to today, in collecting a small portion of our outstanding accounts receivable in Angola, but we also had another full quarter of business activity, which added to the total working capital amount. This is a high-priority issue within Tidewater and we will continue to allocate all necessary resources to resolve this matter.

With respect to our operation, our deepwater fleet’s utilization rate of approximately 82% was flat with the prior quarter, although the average day rate declined about $1,500. Part of that decline was expected and due to a seasonal slowdown experienced by our North Sea fleet.

Low season in the North Sea typically continues through the March quarter. The market tends to rebound in the June quarter, which will be our first quarter of FY15.

I’ll note, however, that while we’re not particularly exposed to the North Sea spot market, demand in recent weeks for North Sea PSVs has been unusually strong for the low season. In fact, utilization of the North Sea PSVs touched 100% within the last few days, which we consider to be a positive indication for their intermediate term supply/demand picture.

The other reason for the quarter-to-quarter decline in the average deepwater day rate was due to the high level of mobilization and demobilization fees earned during the September quarter, which temporarily inflated the September average day rates. A more effective way of assessing the upward trend in sustainable average deepwater vessel day rates would be to compare the June 2013 quarterly average day rate of about $28,600 to the December rate of about $28,950, or a $350 a day increase. The continued rollover of legacy contracts on some of our deepwater vessels, along with delivery of additional deepwater equipment, has pushed our average deepwater day rates up, a trend we expect to continue for at least a quarter or two.

With respect to our towing supply class of vessels, we disposed of a number of our stacked vessels during the quarter, which caused the reported utilization rate to increase quarter-to-quarter. Our 100-plus new vessels in this class continue their strong utilization rate in the 85% area, and average day rates have moved up modestly, benefiting from the increase in recent quarters of the working jackup rig count. The reported $600 quarter-to-quarter improvement in average day rates for the towing supply class of vessels, however, also reflects vessel mobilization revenue that was recognized in December quarter.

On balance, all geographic regions demonstrated solid performance during the quarter.

Our safety performance for the quarter continued the trend we reestablished during the prior quarter. There were no lost time accidents during the quarter and our total recordable incident rate for the fiscal year-to-date is 0.18 per 200,000 man hours worked.

As I mentioned last quarter, we use those safety incidents at the beginning of the year to refocus our efforts on operating the safest fleet in the industry. Our employees will always be challenged by our operating conditions, but our work environment merely means that we must remain vigilant in how we conduct our day-to-day operations. Safe operations remain a hallmark of Tidewater’s culture.

Let me now turn the call over to Quinn to review the details of the quarter and how we see the next few quarters shaping up. And then I’ll return to discuss our outlook for the offshore market and Tidewater’s future. Quinn?

Quinn Fanning - Tidewater Inc - EVP & CFO

Thank you, Jeff. Good morning everyone.

As Jeff mentioned we put out our earnings press release after the market closed last evening. We expect to file our quarterly report on Form 10-Q through the EDGAR Filing Service sometime before the close of business today.

Turning to financial results, after adjusting for the impairment of goodwill of $0.87, net of tax effects, we reported diluted earnings per common share of $1.12 for the December quarter versus adjusted EPS of $1.15 for the September quarter. Recall that the September quarter included a $0.06 after-tax loss on the early extinguishment of debt that was inherited in the Troms Offshore transaction.

In regards to the goodwill impairment, the charge was made in connection with our annual goodwill impairment assessment, which as I am sure most of you on the call know, is essentially an evaluation of a reporting segment’s fair value relative to the segment’s carrying value. As we have discussed on previous calls, in recent years, we have reduced our active vessel count in the Asia-Pacific segment, largely by mobilizing equipment from Southeast Asia to the MENA and to other regions, where, in our view, charter opportunities have been more attractive.

As Jeff noted, we have also stacked and disposed of a number of older vessels that were previously assigned to the Asia-Pac segment. As a result, projected cash flow and therefore our assessment of fair value for the reporting segment were down year over year.

GAAP does not, however, permit the reallocation of goodwill based on vessel movements. Vessel revenue for the December quarter, at $361 million (technical difficulty)

Operator

Please stand by. Your conference will commence in one moment.

Joe Bennett - Tidewater Inc - EVP & Chief IR Officer

Hello, everyone. This is the Tidewater call again.

We apologize. We had a technical problem I think with our phone system, but hopefully back online. We believe that we know where the phone cut off so I’m going to turn it back over to Quinn Fanning who was in the middle of his details on the quarter.

Quinn Fanning - Tidewater Inc - EVP & CFO

Thanks, Joe. As Joe mentioned, we had a bit of a technical off hire with our phone system, but I’ll just kick off with where I started. If I’m repeating anything, I apologize.

As Jeff mentioned, after adjusting for the goodwill impairment of [$0.87] net of tax effects, we reported earnings per share for the December quarter of $1.12 versus adjusted EPS of $1.15 for the September quarter. As I mentioned, in the September quarter, we did have a $0.06 after-tax loss related to the early extinguishment of debt that we had inherited in the Troms transaction, which closed last June.

In regards to the goodwill impairment, the charge was made in connection with our annual goodwill impairment assessment, which as I’m sure most of you know, is essentially an evaluation of a reporting segment’s fair value relative to the segment’s carrying value. As we’ve discussed on previous calls, in recent years we have reduced our active vessel count in the Asia-Pacific segment largely by mobilizing equipment from Southeast Asia to the MENA region, as well as other regions, which in our view had charter opportunities that were more attractive than what we saw in Southeast Asia.

We have also stacked and disposed of a number of older vessels that were previously assigned to the Asia-Pac segment. As a result, projected cash flow and therefore our assessment of fair value for the reporting segment were down year over year. GAAP, as perhaps you also know, does not however permit the reallocation of goodwill based on vessel movements.

Vessel revenue for the December quarter, at approximately $361 million, was modestly below the vessel revenue guidance that I provided in November, and was off about 1% relative to vessel revenue in the September quarter, which in turn was up about 10% relative to the June quarter’s vessel revenue. Adjusting for lump sum mobilization and demobilization fees that were recognized in the September and December quarters, vessel revenue in the December quarter was essentially flat relative to the September quarter. For reference, vessel revenue for the December quarter was up about 18% year over year, 30% of which relates to the acquired Troms fleet.

As Jeff mentioned as well, vessel operating expense for the December quarter, at about $198 million, was also below my vessel OpEx guidance range and was up about 1% quarter over quarter. For reference, vessel OpEx for the December quarter was up about 12% year over year.

In terms of fleet profile, our average active fleet size was 268 vessels in the December quarter, which is consistent with the average active fleet size in the September and June quarters, with new vessel delivery generally offsetting the stacking and/or disposition of active older vessels. In the December quarter, active new vessels were up about three vessels -- or not about, but were, in fact, up three vessels quarter-to-quarter, and active older vessel were down three vessels quarter over quarter. These numbers reflect five new vessel additions to the fleet, which were offset by the sale of a 13-year-old deepwater PSV to an unconsolidated joint venture. There was also the sale of an additional active but older vessel to an unaffiliated third party, as well as the stacking of one previously active older vessel.

I’ll also note that we disposed of 20 stacked vessels during the December quarter. The stacked fleet at quarter-end was 18 vessels, down from the recent peak of more than 90 stacked vessels that was in Fiscal 2011.

Utilization of active vessels, at approximately 84% in the December quarter, was unchanged quarter over quarter, but came in a couple of percentage points below our expectations at the time of the last earnings conference call, reflecting a combination of unplanned repairs and non-technical off-hire. Accounting for the offsetting effects of additional vessels expected to be in dry dock and an expected reduction in non-technical off-hire, utilization of our active vessels should remain in the mid-80%s in the March quarter and beyond.

Overall, average day rates for the active fleet were also flat quarter over quarter, with, as Jeff noted, average day rates for the active deepwater vessels off about $1,500 quarter over quarter, and average day rates for the active towing supply vessels up about $750 quarter over quarter. Adjusting for lump sum mobilization fees that were recognized in the September and December quarters, average day rates for the deepwater class of equipment were off a couple of hundred dollars quarter over quarter, largely as a function of seasonal low rates in the North Sea, which was offset by the positive effects of natural rollover of older contracts to current market rates. That’s a phenomenon we’ve seen for a number of quarters now.

The Troms fleet, which as most of you know, is all deepwater PSVs, continues to perform well in the December quarter. While spot rates in the North Sea are not great, as is typical this time of year, the current supply/demand dynamic, particularly in the Norwegian sector of the North Sea, seems to suggest a strong summer season in Norway.

Utilization and day rates for the handful of vessels that were traded in the spot market of the North Sea during the December quarter, however, were negatively impacted by the seasonal slowdown. As Jeff noted, recent data points perhaps would allow for some surprise to the upside.

Adjusting for a healthy level of mobilization revenue in the December quarter for the active towing supply vessels, average day rates for this class of equipment were up about $500 quarter over quarter, hopefully indicating a bit of day rate traction for the shallow water support vessels.

Also embedded in average day rate trends for both classes of equipment is the quarter-to-quarter addition of larger, higher-specification equipment, new vessel deliveries, as well as our ordinary course stacking and disposition of older, lower-spec vessels.

As previously noted, vessel operating expense was up modestly quarter over quarter, but was below my prior guidance. Crew costs were pretty flat quarter over quarter, and repair and maintenance expense was up about $2 million quarter over quarter, reflecting the offsetting effects of emergency repairs and other unbudgeted costs in the December quarter, and the deferral of approximately $2 million of dry docks out of the December quarter, a portion of which will be undertaken in the March quarter. Small increases or decreases in other cost categories were largely offsetting.

At about 45%, vessel level cash operating margin was off about 1 percentage point quarter over quarter, but it was consistent with my prior guidance.

Looking at our four geographic reporting segments, the Sub-Saharan Africa and Europe segment, which accounted for approximately 45% of consolidated third-quarter vessel revenue, vessel revenue was off about 9% quarter over quarter, reflecting the combined effects of vessels in dry dock, non-technical off-hire, and seasonally lower utilization and weaker day rates in the North Sea.

Within the segment, vessel revenue generated along the African coasts was off about 7% quarter over quarter, and the vessel revenue generated by the North Sea fleet was off about 19% quarter over quarter, coming off very good performance in the September quarter. Overall utilization of active vessels in the Sub-Saharan Africa and Europe segment was about 82% in the December quarter, which is up about 1 percentage point quarter over quarter.

Average day rates for the Sub-Saharan Africa and Europe segment, at approximately $16,000, were off about 7% quarter over quarter, again, largely reflective of seasonality in the North Sea.

For the Americas segment, which accounted for approximately 31% of consolidated third-quarter vessel revenue, vessel revenue was up about 8% quarter over quarter following a sequential growth in vessel revenue from the June quarter to the September quarter of approximately 13%. As was the case in the September quarter, our U.S. Gulf of Mexico operations and Brazil operations both showed solid quarter over quarter growth in vessel revenue. Utilization of active vessels in the Americas segment, at approximately 87%, was pretty flat quarter over quarter, and average day rates, at approximately $21,200, were up about 9% quarter over quarter.

In the MENA segment, which accounted for approximately 14% of third-quarter consolidated vessel revenue, vessel revenue was up about 13% quarter over quarter. Utilization of active vessels in MENA, at approximately 83%, was off about 2.5 percentage points quarter over quarter, primarily reflecting our mobilizing vessels to and preparing those vessels for new contracts in Saudi Arabia.

Average day rates, at approximately $15,400, were up about 8.5% quarter over quarter, reflecting the combined effects of lump sum mobilization fees recognized in the December quarter, and some positive day rate momentum within the towing supply class of equipment.

In the Asia/Pac region, which accounted for approximately 10% of third-quarter consolidated vessel revenue, vessel revenue was off about 3%. Utilization of active vessels in Asia/Pac, while still very solid at 86% for the December quarter, was off about 2 percentage points quarter over quarter. Average day rates, at approximately $19,300, were pretty flat quarter over quarter.

Looking at relative profitability, the vessel level cash operating margin in the December quarter for the Asia/Pac region was about 39%. Vessel level cash operating margin for the other three geographic segments fell in the range of 44% to 47% of vessel revenue. As mentioned earlier, overall vessel level cash operating margin for the December quarter was about 45%.

Below the vessel operating margin line, G&A expense for the December quarter was about $46 million, and was basically flat quarter over quarter. Gains on dispositions net for the December quarter were about $7 million, and included the proportional recognition of a $13 million gain on the sale of a vessel to an unconsolidated JV, as well as vessel impairments that were taken in connection with an ordinary course review of the carrying value of our stacked fleet.

Finally, tax expense for the December quarter was reduced by the previously referenced impairment of goodwill, and to a lesser extent, by other discrete items.

Turning to our outlook. The March quarter is expected to be burdened by a relatively heavy dry dock schedule, a portion of which represents dry docks that were deferred from the December quarter, and a portion of which represents dry docks that we decided to bring forward from Fiscal 2015 in order to accommodate an early spring contract start-up for a major customer. While vessels in dry dock, vessel movements, and anticipated off-hire time before known contract start-ups will create a short-term drag on vessel revenue, and dry docks and mobilizations will result in elevated operating expenses in the March quarter, demand for our new vessels remain strong across geographies and we continue to expect that newer vessels within both the deepwater and towing supply classes of equipment will continue to experience both high utilization and average day rates that are generally stable, if not trending modestly positive.

Note also that the March quarter is a 90-day quarter, so there are two fewer revenue days in the quarter, which by itself, has us starting the quarter approximately $8 million in the hole.

In this context, internal estimates currently peg the March quarter’s vessel revenue somewhere between $350 million and $360 million. Likewise, based on what we know today, vessel-related OpEx for the December quarter will probably fall within a range of $210 million and $215 million, largely reflecting higher repair and maintenance expense.

Based on the vessel revenue and vessel OpEx guidance ranges provided, vessel operating margin should be somewhere in the plus or minus 40% area in the March quarter. Our March quarter is also expected to include negative gross margin of $1 million to $2 million related to start-up costs of our nascent subsea business unit. As of today, we have taken delivery of six work-class ROV units, and our expectation is that those units will be generating revenue within the next couple of quarters. Nonetheless, we are adding both shore-based staff and offshore staff and we are incurring other costs in advance of actively marketing our recently acquired ROVs.

As previously discussed, we expect to ramp up this business such that it becomes a $50 million to $100 million annual revenue business that is generating attractive operating margins and returns on invested capital within the next three to five years.

General and administrative expenses should be in the area of $47 million to $48 million in the March quarter, likewise reflecting shore-based staff additions, primarily related to the build out of our subsea business unit. Combined vessel lease and interest expense should be plus or minus $20 million in the March quarter, or up about $2 million quarter over quarter.

As to a go-forward effective tax rate assumption, we are presently assuming a 23% to 24% rate for the remainder of the fiscal year, excluding any discrete items. As always, the geographic mix of pretax earnings and margin trends can cause the tax rate to be volatile on a quarter-to-quarter basis.

Turning to finance and investment issues, cash flow from operations for the nine months ended December 31st was about $70 million. As discussed on our earnings conference call in November, and as referenced in Jeff’s opening remarks, cash flow from operations through the end of the December quarter reflects a continuing build-up in working capital that is tied to our Sonatide joint venture in Angola, that, in turn, has been driven by new legislation in Angola.

In particular, included in trade and other receivables at December 31st is approximately $360 million related to the Sonatide JV, largely reflecting, (1) cash received by Sonatide from customers and due to Tidewater; (2) unpaid charter hire that is expected to be remitted to Tidewater through the Sonatide joint venture; and (3) amounts paid by Tidewater on behalf of Sonatide. Offsetting these amounts is approximately $90 million in commissions that are due to Sonatide, as well as amounts paid by Sonatide on behalf of Tidewater. On a net basis, excess working capital tied to our Angolan operations was approximately $270 million at December 31st, or up approximately $60 million quarter over quarter.

As I noted on our earnings conference call in November, new forex legislation in Angola has required service providers, including vessel operators such as Sonatide, to implement new contracting and payment arrangements, including the required review and approval of contracts covering vessel charters, as well as underlying invoices by the National Bank of Angola, or in certain cases, by commercial banks that have been designated as agents of the Angolan Central Bank. This is a process, as you can imagine, that can result in payment delays, and at least at the beginning, some teething issues.

Since our last earnings conference call, we have successfully repatriated approximately $15 million in U.S. dollar-denominated customer receipts that were received by Sonatide utilizing the procedures required by Angola’s new forex law. In addition to amounts repatriated to date, as of December 31, the Sonatide JV currently held approximately $80 million in U.S. dollar-denominated charter hire receipts that are due to Tidewater.

Of the approximate $80 million in U.S. dollar-denominated receipts that are held by Sonatide and due to Tidewater, approximately $50 million in payments are pending the approval of contracts that have already been submitted by Sonatide to the Angolan Central Bank for its review and approval. Once contracts are approved, Sonatide can submit invoices underlying those contracts to the Central Bank in order to effect payments to Tidewater.

In addition, I’ll note that subsequent to December 31st, a handful of customers paid their charter hire in Angolan kwanza that, at the current exchange rate, is equivalent to approximately $65 million, with payments to Tidewater again requiring the Angolan Central Bank to approve various contracts and invoices before the large kwanza balances that are currently held by Sonatide can be converted to U.S. dollars and Tidewater can then be paid.

Longer term, we would like to think that Sonatide will operate under split payment arrangements, whereby a portion of vessel revenue is collected offshore in U.S. dollars, and a portion of vessel revenue is collected locally in kwanza, in order to cover local operating expenses. This split payment structure, which is utilized in a variety of other jurisdictions, was in fact contemplated in our recently-executed JV with Sonangol. Presently, however, there is some uncertainty in Angola as to how the Angolan government will interpret and enforce the new forex law. Pending an expected clarifying interpretation of the forex law by the Angolan Central Bank, Sonatide has not yet implemented the split payment arrangement that was contemplated by our joint venture agreement.

There are many moving parts with respect to this issue, but we believe that we are making progress on several fronts -- with our partner, our customers, and the Angolan banking system -- in order to reverse our elevated working capital position in the coming months and quarters.

As we await clarity from the Angolan Central Bank in regards to split dollar-kwanza payment arrangements, as Jeff noted, we are dedicating all necessary resources to effectuate payments to Tidewater by utilizing the mechanisms that are currently available to us and Sonatide, fully cognizant that large kwanza collections by Sonatide will indirectly expose us to additional foreign exchange risk and potentially additional costs. We also recognize that the currently operative payment arrangements in Angola are new elements to the risk profile of the Angolan market, and that we -- and other service providers -- will need to factor into go forward contract negotiations with customers, as well as our longer-term business plans.

As to non-operating uses of the cash in the first nine months of the fiscal year, CapEx including the Troms purchase, net of assumed debt, was approximately $525 million, about half of which has been funded by asset dispositions, including six sale/lease transaction that collectively generated about $207 million in proceeds and approximately $68 million in deferred gains.

As to go-forward funding requirements, we are assuming that the build-up in working capital related to our Angolan operations will continue to require incremental financing for at least the near term. Our Angola-related working capital investments should taper off in the March quarter and then begin to reverse as we enter the new fiscal year.

CapEx in the final quarter of Fiscal 2014 is expected to be about $95 million, based upon commitments as of December 31st. Total unfunded capital commitments at December 31st were approximately $600 million. This total includes 29 vessel construction projects.

As to financing activity, as was previously reported, in mid-November we closed the final $200 million tranche of our recent $500 million private placement of senior unsecured notes. Total debt at December 31st, which includes the currently elevated working-capital-related borrowings, was approximately $1.5 billion.

Cash at 12/31 was approximately $114 million and net-debt-to-net-book capital at 12/31 was approximately 34%. Total liquidity at 12/31 was in excess of $700 million, including full availability under our $600 million, multi-year syndicated bank credit facility.

Before I turn the call back to Jeff, I’ll note that, as we look beyond the March quarter and its heavy dry dock schedule, our preliminary sense is that Fiscal 2015 will not have the large uptick in R&M expense that Tidewater experienced at Fiscal 2014 relative to Fiscal 2013, and that some analysts seem to expect, based on the number of Tidewater vessels that will be 5 or 10 years old in our Fiscal 2015. In fairness, we don’t expect a dramatic drop in R&M expense in Fiscal 2015, either, but current internal estimates would suggest that R&M expense will be flat year-over-year or up by mid-single-digit percentage points year-over-year.

Absent a significant market correction, friction costs associated with a major redeployment of vessels, or unanticipated non-technical off-hire, we are also expecting a nice step-up in quarterly vessel revenue beginning in the June quarter of Fiscal 2015, with vessel margins consistently in the mid-40s or better as the new fiscal year plays out. We expect to present our Fiscal 2015 budget to the Tidewater Board prior to our next earnings conference call and we will provide some further guidance at that time.

With that, I’ll turn the call back over to Jeff.

Jeff Platt - Tidewater Inc - President & CEO

Thanks, Quinn. Results reflect another solid quarter of operations around the world, consistent with our long-held and often-repeated view that the offshore industry is in an early phase of an extended upcycle. That said, the topic that has dominated the discussion on many of the recent earnings calls involving offshore drilling companies is what is being described as a brief pause for the offshore drill industry, more specifically, in the mid and deepwater segments, suggesting a flattening of their utilization rates and a likely decline in their leading-edge day rates, with a resulting decline in earnings growth.

Those of us who have been involved in the offshore service business for any length of time have experienced the cyclicality of our industry. I believe that we remain in an upcycle, even if the business rarely moves up in a linear fashion.

We have highlighted in past earnings calls and investor presentations what the impending expansion of the offshore drilling rig fleet means for business opportunities for the offshore vessel industry. What analysts appear to be focusing on in their discussion of the offshore industry’s brief pause is how the various segments of the offshore drilling rig fleet, ultra-deepwater, mid-depth and shallow water markets may experience different rates of growth based upon their own respective business drivers.

Our observation is that it would not be unusual for different segments of the offshore market to expand at different rates. So as, in our view, choppy growth is certainly preferable to an across-the-board contraction.

Nonetheless, elements of the offshore market can and do occasionally move in different directions, at least for short periods of time. From Tidewater’s perspective, while new fixtures for certain classes of offshore drilling rigs may have retreated from recent peaks, overall rig activity, a primary driver of our business, remains high, and we believe the business environment to be relatively constructive.

Our current vessel fleet includes deepwater, mid-water, and shallow water support vessels, which allows us to support our customers’ exploration and development activity across all water depths. Our operating footprint allows us to support our customers on a global basis in a way that no other OSV service provider can do. In addition, the vessel specifications incorporated into our fleet renewal program in recent years allows us to better support the newer, more sophisticated drilling rigs.

The offshore drilling industry has experienced short pauses in the past, necessitating an adjustment period to enable demand to catch up with supply before the next industry growth phase commences. We expect growth in our segment and in adjacent equipment segments to continue, primarily because the offshore represents a still largely unexplored and underdeveloped market with attractive profit opportunities for energy companies and host governments. Those opportunities are what eventually restart the industry’s growth and we see nothing that should upset that normal pattern.

Relative to a possible pause, Tidewater is well-positioned both operationally and financially, as we are not dependent on any particular region of the world or any particular segment of the offshore drilling rig fleet that might suffer from a slowdown. If activity happens to slow in one region, our global footprint provides us the opportunity to move those vessels to new contracts elsewhere in the world and often at better day rates. Case in point, you have heard us comment in the last two earnings calls of the movement of several of our vessels to new regions and improving day rates, including, in many cases, additional mobilization and demobilization revenues.

In addition, we have worked to lengthen the terms of our contracts for certain segments of our vessel fleet. For example, while some analysts may be concerned about a pause in the market for ultra-deepwater drilling rigs, our current deepwater PSV fleet that supports these types of rigs has an average contract length of two to three years, which will help protect our earnings during any brief slowdown.

On the shelf drilling side, there are approximately 40 new jackup rigs scheduled for delivery this year and another 60 deliveries expected next year that will need vessel support. We, like everyone else, of course, do not know how many of these newly delivered rigs will be incremental working rigs. What we do know is these new rigs are more sophisticated and possess greater drilling and water depth capabilities than any rigs that they may replace.

As a result, the towing supply vessels that are required to support these rigs will tend to be larger and more sophisticated. This should allow Tidewater to positively differentiate its newer towing supply vessels with customers, which should also support continued high utilization and higher day rates for our towing supply class of equipment.

Some analysts also seem to be concerned about the health of the deepwater Gulf of Mexico market. Our strategy during 2013 was generally to secure long-term contracts at favorable day rates for our Gulf of Mexico vessels in order to best position the Company for any possible market slowdown. Some of our competitors have discussed the current market choppiness in the Gulf, but our vessels are largely unaffected, as they are chartered at solid day rates for an extended period of time.

Recently, we took delivery of two of the largest deepwater PSVs in our fleet during the December quarter, and both vessels immediately commenced multi-year charters in the Gulf at day rates in excess of $40,000 a day.

We have five additional U.S. flag deepwater PSVs in our construction queue at this time, and three of these vessels already have long-term contracts awaiting their deliveries over the next several years. Tidewater’s strategy has never been heavily reliant upon anticipated short-term trends in the Gulf of Mexico or for any other geographic market.

In summary, if the analyst and investors are predicting a pause in the offshore market and wish to know how does a pause impact our long-term strategy, it should have little impact. We plan to continue to complete the renewal of our fleet, with vessels possessing the capabilities that our clients are requesting. If there is unexpectedly more than a pause in the offshore market, we will make appropriate course corrections at that time.

For those that have followed the Tidewater story for many years, we’re very proud of the transformation of the Tidewater fleet from vessels built in the late 1970s to early 1980s that primarily serve the shallow water market to a fleet that now has a nice mix of shallow, mid, and deepwater vessels with a variety of capabilities that are spread throughout the world. We had 29 vessels in the construction queue at December end and will probably add to that group over the next year or so, targeting specific markets, customers, and/or specific opportunities.

At December 31st, Tidewater had only 25 active legacy vessels in our fleet, with half of that count in the crew boat and offshore tug classes, and the remainder, conventional OSVs. Today, Tidewater is comprised of over 240 new vessels of a variety of differing types and sizes, whose average age is only six years. We are able to service our customers with this diverse fleet in every corner of the globe.

Additionally, our move into the subsea market will further broaden the contract appeal for some of our other vessels and provide us new business opportunities. Our recent North Sea Troms acquisition, coupled with our new-build ice-class vessels, is another expansion move that provides us with an enhanced capability to support our clients’ coldwater operations. All of these moves have been made while we’ve maintained our financial strength and solid liquidity position.

While recent general industry headlines have centered around the status of current and future rig activity, we have seen a healthy level of vessel bidding activity in many of our areas including specific opportunities in East and West Africa, the Middle East, India, Central America, and Australia. We believe we are very well-positioned, with a new fleet that is diverse geographically, and with respect to vessel capabilities, enabling us to capitalize on whatever market conditions we encounter in the near term, while remaining ready to seize new long-term growth opportunities as they develop.

We’re you now ready to take your questions. Shannon?

 QUESTION AND ANSWER

Operator

At this time we will begin the question-and-answer session.

(Operator Instructions)

Our first question comes from Jeff Spittel from Clarkson Capital Markets.

Jeff Spittel - Clarkson Capital Markets - Analyst

Thanks. Good morning, guys.

Jeff Platt - Tidewater Inc - President & CEO

Good morning, Jeff.

Jeff Spittel - Clarkson Capital Markets - Analyst

Maybe just to touch on your final comments there, Jeff, it doesn’t sound like you’re seeing any discernable change in your customers’ behavior anecdotally, whether it’s on the project front or in terms of urgency. Am I reading that correctly or I think you referenced maybe on the last call that people are clamoring for the new-builds in particular, 3 to 6 months ahead of delivery. Have you noticed any change since we last spoke on that front?

Jeff Platt - Tidewater Inc - President & CEO

No, Jeff. I think you’re picking up exactly you what I was trying to communicate. In fact, I made the comment at December -- ending in the December quarter, we had, what I think, was a very healthy bid activity, in fact, an uptick, and again, no change to suggest that we are seeing a dramatic or any change in the market from what it has been.

Jeff Spittel - Clarkson Capital Markets - Analyst

Okay. Good news.

And with regard to the shallow water market dynamics, specifically, reassuring to see a little bit of an uptick in rates there. Do you think that a similar rate of improvement absent seasonal factors, et cetera, as we see more of these jackup deliveries start to stack up over the next few quarters is something that’s realistic?

Jeff Platt - Tidewater Inc - President & CEO

Jeff, I wish I could predict that. Yes, we’re seeing a little bit.

Again, we’ve had some moving pieces in that with respect to a little bit of mobilizations. There were a couple other factors that again we try to filter the noise out.

I can just say that our underlying premise is that as more of the jackups deliver -- again, not all will be incremental, we don’t believe that, but some will be incremental that it continues to improve the demand side of the equation. Again, on the supply side, with respect to vessels under construction, when you look at those vessels targeting the shelf activity, again, it doesn’t have near the waiting as the deepwater vessels under construction.

So while the fundamentals, when you lay it out on paper, still point that we should be able to do that, we’re trying, I can tell you that much, but actually predicting that we’ll continue to see those type of increases, I can’t go there, Jeff. I wish I could.

Jeff Spittel - Clarkson Capital Markets - Analyst

Okay. Understandable.

Thanks, Jeff. I’ll turn it back.

Operator

Our next question comes from Gregory Lewis from Credit Suisse.

Gregory Lewis - Credit Suisse - Analyst

Yes, thank you and good morning.

Jeff Platt - Tidewater Inc - President & CEO

Good morning, Gregory.

Gregory Lewis - Credit Suisse - Analyst

Hey, Jeff. I just wanted to dig a little bit on -- into the Americas region.

I guess my first question would be, it looked like on a quarter-over-quarter basis, utilization really gapped up in the deepwater Americas. It think it was up over 1,000 basis points. But at the same time, it looked like deepwater American day rates declined a couple thousand dollars.

Was that -- could you just maybe provide a little bit of color about that? I believe you guys fixed the long-term contract in Brazil during the -- something to?

Jeff Platt - Tidewater Inc - President & CEO

Sure. Okay.

Gregory, a couple of things. Again, we are getting vessels onto the Petrobras contract that we won well over a year ago. So, that’s unfolding.

And just remember that it was in Brazil that we had the lump sum mobilizations that impacted the September quarter that spiked those rates up. And again, those are events, they didn’t reoccur in the December quarter, so -- and I don’t have the numbers right in front of me, but I would suggest that probably what you’re seeing the December quarter to September that you made reference to, is the fact we got the benefit of the lump sum mobilization in September and that did not occur in December.

Quinn Fanning - Tidewater Inc - EVP & CFO

Maybe if I could add a little bit to that, Greg. Certainly the mobilization revenue that was recognized impacts day rates. I tried to pull that out of the September and December quarters in order to give you a cleaner quarter-over-quarter progression, not to suggest that mob fees aren’t real money, but it does at times, create noise in the trend analysis.

Utilization is a combination of things in Americas. Number one, which Jeff referenced, which is finally putting some of the vessels, particularly in Brazil, on contract, after pre-start-up time, you would call it non-technical off-hire.

But the other thing that is driving the reported utilization, particularly in the Americas segment, is the substantial number of stacked vessels that we sold in the quarter. I will note that Americas’ active only, if you look at the second quarter and the third quarter, it was pretty flat actually in terms of utilization, at 87%.

Gregory Lewis - Credit Suisse - Analyst

Okay. Great. And then those vessels [or some cur], the ones that were removed that were previously stacked, those were more on the towing supply and not the deep, correct?

Jeff Platt - Tidewater Inc - President & CEO

They wouldn’t be deepwater, correct. And Greg, flat 87%, that’s a pretty doggone good number. That’s not -- (multiple speakers)

Gregory Lewis - Credit Suisse - Analyst

Absolutely. And then my one other question will be on the North Sea.

I mean clearly, I think the start of 2014 has been very strong for the North Sea. I don’t really think anyone did the magnitude of the strength. And just given that environment, have customers come to Tidewater and potentially talked about expecting looking for longer-term durations of contracts and pricing or is this something where we always should expect Tidewater to have a handful of vessels in the spot market in the North Sea?

Jeff Platt - Tidewater Inc - President & CEO

I think certainly we like the Norwegian sector, which, again, we -- more of the Troms equipment is in that. But I think on a go-forward basis, we’re going to be a player in the North Sea and we will have some of our vessels trading in the spot market, which can be a very good thing when it gets hot and again and you have a little bit of seasonality in it. I don’t think I’d read any more into it than that.

And yes, I do agree with you that where we are today is certainly is getting out of the gate pretty nicely compared to the way it unfolded last year. And just for everyone’s reference, last year turned out to be a much better year in the North Sea than anyone would have predicted before going into it. So, knock on wood, we hope that, that is a glimpse into what will be a very strong market.

Gregory Lewis - Credit Suisse - Analyst

Okay. Perfect, guys. Thank you for the time.

Quinn Fanning - Tidewater Inc - EVP & CFO

Not that we have a huge amount of vessels that we’re spotting, either in the Norwegian sector or the UK sector. I’d also note that the full utilization and decent step-up in rate that you’ve seen the last couple weeks was really not the case during most of the December quarter, and as a result, the September-to-December comparison is really comparing a very, very good quarter in terms of utilization and rates, even for the handful of spot vessels we had, to a quarter that had neither.

Gregory Lewis - Credit Suisse - Analyst

Okay. Thanks, Quinn, for the extra color.

Operator

Our next question comes from Jon Donnel from Howard Weil. Please go ahead.

Jon Donnel - Howard Weil - Analyst

Good morning, guys.

Jeff Platt - Tidewater Inc - President & CEO

Good morning, Jon.

Jon Donnel - Howard Weil - Analyst

I was wondering if you might give us a little bit more color on the sale/lease back during the quarter and, to date, it’s a change in strategy, if you will, for you guys. I was wondering if you can maybe talk a little bit about which vessels these are, and where they might be located, and how this trend might continue as we go forward into the next fiscal year?

Quinn Fanning - Tidewater Inc - EVP & CFO

Sure. We have a competitor that uses sale/lease back transactions as a primary element of its funding plans. I would not put us in that category.

We have, as a general matter, financed the Business at a Corporate level as opposed to a vessel level. We, in particular, executed six sale/lease transactions in the last two quarters, generating, as I mentioned, about $207 million in proceeds. The valuations that we’re getting for this equipment are very good, as are the residual value assumptions, and that plays into our decisions to enter into a sale/lease transaction as opposed to a traditional debt financing transaction.

Also playing into our thinking is our tax position which we’re evaluating on a regular basis. We have done some synthetic leases in the past, but most of what we’ve done recently actually involves the transfer of tax attributes to the counter-party, and as a result, we are generating taxable gains, which is allowing us to better manage an NOL and our other tax attributes.

But I wouldn’t read too much into the recent sale/lease transactions. We have no multi-billion dollar sale lease program contemplated. Rather we, opportunistically, I would say, use the sale/lease market when, number, one financing rates are attractive; number two, we’re getting fair value for the transfer tax attributes and it is consistent with our overall tax planning; and quite frankly there is an element to preserving fleet relevance and optionality at the end of the lease term, which plays into our thinking at the margin.

As a general matter, we’ve been entering into sale/lease transactions with vessels generally that are U.S. built and that are directionally in the 8- to 10-year-old vintage, though we have occasionally financed a newer vessel, just because of the, again, tax attributes and underlying financing costs. But it’s not a step change in our approach to financing the business.

Jon Donnel - Howard Weil - Analyst

Okay, so the guidance that you gave in terms of the lease cost plus interest, is that a good plug to use for our model going forward, or should we expect that to be picking up marginally, or how should we be thinking about that in terms of the overall cost structure?

Quinn Fanning - Tidewater Inc - EVP & CFO

I would actually say the lease element of that, the guidance I gave you is the best information I have for the coming quarter. I would say, beyond that you would see some tapering off of leases or lease expense, primarily as a result of early buyout options that we would more likely than not exercise in the next couple months, but that will show up in some element of interest expense or lower cash, whatever, but as a general matter the $20 million number that I used is a reasonable number for combined lease and interest expense, but the lease element of that, I would imagine, will crest in the March quarter and modestly trend down with the repurchase of vessels that were leased a number of years back.

Jon Donnel - Howard Weil - Analyst

Okay. Thanks a lot for that color, Quinn. Appreciate it.

Quinn Fanning - Tidewater Inc - EVP & CFO

Thank you.

Operator

Our next question comes from George O’Leary from Tudor, Pickering and Holt.

George O’Leary - Tudor, Pickering, Holt & Co Securities - Analyst

Good morning, guys.

Jeff Platt - Tidewater Inc - President & CEO

Good morning, George.

George O’Leary - Tudor, Pickering, Holt & Co Securities - Analyst

First question, just a general question, given your global breadth in the industry, can you talk about any pockets of strength that you guys are seeing on the day rates and the utilization side just from a regional standpoint?

Jeff Platt - Tidewater Inc - President & CEO

George, we don’t like to drill into the details. I’d just say in general, again, deepwater tends to be in demand for us. The newer, higher spec tends to be at the top of that required list by our clients as new projects come up.

On the tow supply, certainly where the jackups are going tend to be, again, the Middle East. We certainly see some demand pick-ups a little bit in the West Africa market. The North Sea will be picking up some of that, of the higher spec stuff.

So, again, that’s where the demand tends to be on that equipment. But again, deepwater tends to be the higher spec for the new rigs and the new projects, and again, it’s really across the board, if you will.

George O’Leary - Tudor, Pickering, Holt & Co Securities - Analyst

Okay. Thanks. That’s helpful color.

And then, with respect to the Middle East and North Africa, deepwater utilization was down Q-on-Q, but that was really just moving new vessels into that region and those not going to work yet. Are there incremental opportunities above and beyond the vessels that you’ve moved there and do you expect to see, based on what you’re hearing from your customers, do you expect to see incremental opportunities coming out of the Saudi market, in particular?

Jeff Platt - Tidewater Inc - President & CEO

George, and I’m sorry, I couldn’t catch the very first part -- which market were you talking about specifically?

George O’Leary - Tudor, Pickering, Holt & Co Securities - Analyst

Sorry. Your MENA region, Middle East, North Africa?

Jeff Platt - Tidewater Inc - President & CEO

I mean again, we are expecting some other large tenders coming out, driven primarily by Saudi. Again, there’s -- they’ve had over the last couple of years some big tenders, which we’ve participated in. And if in fact, another large tender comes out, as there’s some rumors on the street, we certainly look to participate in that expansion, and I’d say that absolutely we would look to move some additional vessels into that region.

George O’Leary - Tudor, Pickering, Holt & Co Securities - Analyst

Thanks, guys.

Operator

Our next question comes from Matthias Detjen from Morgan Stanley.

Matthias Detjen - Morgan Stanley - Analyst

Hello, guys. Well, thank you very much for the color. Most of my questions have been answered.

But I wanted to follow up on the new rigs coming into the market now. And I was wondering if, with these new rigs, if there’s a significant difference between the number of OSVs that the newer generation uses over the older one?

Jeff Platt - Tidewater Inc - President & CEO

Matthias, as we’ve looked at that, going back since new rigs were being delivered four or five years ago, and quite frankly we don’t see that. That’s not it.

The newer rigs have certainly on the deepwater side, much greater capacity. They have the ability to drill in much deeper wells.

If anything, it stretches the boats even further to what those rigs need as far as the liquid mud capacities, the fuel, the water. So really any change in the number of vessels supporting it, we really haven’t seen that change.

Matthias Detjen - Morgan Stanley - Analyst

Okay. That’s interesting.

So, you talk a lot about the North Sea market, and how you see strength there and you have this one new-build there now. I was wondering, are you looking to expand further in that sector as well, or are you happy with the fleet you have there right now?

Jeff Platt - Tidewater Inc - President & CEO

We’re always looking for opportunities, and again, we have more than one vessel. We’ve got the Troms fleet, which --

Matthias Detjen - Morgan Stanley - Analyst

Yes, I meant the one new-build, sorry?

Jeff Platt - Tidewater Inc - President & CEO

The Acturus -- well, and prior to that we had three other new-builds a year ago that we purchased that were in that. So again, as opportunities arise, we’ll certainly look at it. We don’t have a predisposition for or against any market.

Matthias Detjen - Morgan Stanley - Analyst

Okay. Well, thank you for that.

Quinn Fanning - Tidewater Inc - EVP & CFO

Also mention, Matthias, that the new-build you’re referring to was actually delivered within the last week and is already out on hire.

Matthias Detjen - Morgan Stanley - Analyst

Oh, it is. Okay.

Jeff Platt - Tidewater Inc - President & CEO

Term contract, yes.

Matthias Detjen - Morgan Stanley - Analyst

Okay. Well, great. Thanks.

Operator

Our next question comes from Joe Gibney from Capital One.

Joe Gibney - Capital One Southcoast, Inc. - Analyst

Thanks. Good morning.

Just a quick question on your Asia-Pac deepwater fleet and the sequential rate change there. Similar line of questioning to the Americas sequential change.

There wasn’t as much of a spike in fiscal 2Q there. Could you walk through a little bit some of the sequential change in rate. I apologize if you covered it in your covered comments but I didn’t catch it?

Joe Bennett - Tidewater Inc - EVP & Chief IR Officer

This is Joe, Joe.

What I would comment, at any point in time, we talk about Asia-Pac, and specifically the deepwater side of Asia-Pac is primarily in Australia. The Australia activity is primarily project-driven, and therefore, you, as you’ve seen in the past and probably will see in the future, you’ll see these spikes in activity levels of the deepwater vessels that pertain to activity levels in Australia, primarily. It plays fits with the Asia-Pac average day rate calculations and so forth and mobilizations and demobilizations in and out of that region of the world.

Joe Gibney - Capital One Southcoast, Inc. - Analyst

Okay. Fair enough.

And just one clarification. As it pertains to the incorporation of the Angolan entity and the commencement of your new two-year term, you referenced some time in 2014, just clarifying, is this calendar or fiscal in that comment?

Jeff Platt - Tidewater Inc - President & CEO

Joe, it’s calendar. And again, it’s moving, pieces to it. We’re trying to get it done as soon as we can. Again, there’s some -- for a lot of the reasons that Quinn touched on, with respect to the Angolan government, the clarifications on the law that touches into some of that. So we’d like to get it done certainly sooner, but again, please understand there’s a lot of moving parts on that.

Quinn Fanning - Tidewater Inc - EVP & CFO

Just to clarify something, the joint venture is effective today. The incorporation of the Angolan entity, which is part of what is contemplated to be our long-term structure for that business, will ultimately determine the final term of the joint venture, so if the joint venture is -- or excuse me, if the Angolan entity is incorporated, just making this up, June 30, the two-year term of the joint venture would begin June 30, 2014. But to be clear, the joint venture is effective today.

Joe Gibney - Capital One Southcoast, Inc. - Analyst

Understood. Understood. All right, thank you. I’ll turn it back.

Operator

Our next question comes from JB Lowe from Cowen & Company.

JB Lowe - Cowen and Company - Analyst

Hello, good afternoon. Good morning guys.

Most of my questions have also been answered, but I had a question on -- if you could just go over your strategy on -- you said that you’re going to be adding to the order book on a selective basis over the next couple of years. Can you just talk about where you would look to deploy capital on the deepwater versus shallow side and what types of things would you be looking at to determine which segment you would order some more vessels?

Jeff Platt - Tidewater Inc - President & CEO

JB, we’ve been on this path of recapitalizing the fleet for quite a few years, so our needs several years ago were probably across the board, if you will, in deepwater and shelf. Where we find ourselves today, are we at the end, no, but are we -- we’re a heck of a lot closer to the end of that recapitalization. So when I’m at analyst one-on-ones, I describe it more versus a shotgun before, we’re now in a rifle shot. We’re looking for specific vessels that fill out our portfolio, that would approach or maybe address a specific client, a specific niche.

Am I going to sit here on this call and lots of people are on this call and tell you what are those specific niches that we see, no, I really don’t want to go down that path. But again, as we finalize that, as we add to either our order book, or again, our preference would be to find vessels of opportunity that meet those requirements and that present themselves at a fair valuation, as far as we’re concerned, then we would move forward on it. But again, it’s a much more selective to fill out the portfolio, to meet specific geographic or client requirements on a go-forward basis.

JB Lowe - Cowen and Company - Analyst

Okay. Fair enough. Thanks very much.

Joe Bennett - Tidewater Inc - EVP & Chief IR Officer

Thanks, JB.

Operator

Our next question comes from Cole Sullivan from ISI Group.

Cole Sullivan - ISI Group - Analyst

Hi. Thanks for taking the call.

With the new JV agreement in place, how should we think about legacy contracts that have been extended within the JV throughout the negotiation period and how that -- are they seeing catch-up pricing or anything like that or should we expect to see catch-up pricing just because of the legacy terms being renewed for such a long time? I was just trying to think through how that would progress now that we have the JV agreement in place?

Jeff Platt - Tidewater Inc - President & CEO

Cole, the actual new JV with respect to legacy contracts, I don’t know that it really changes anything. If contracts have been renewed going back the last year, year and a half, and if those terms extend beyond where we are today, then certainly we would have anticipated and the negotiations would have included market rate updates to move it upwards, any anticipated inflationary. I’m just -- I don’t see the linkage between the two.

Cole Sullivan - ISI Group - Analyst

Okay. So they were based on market rates at the time when they were extended and --?

Jeff Platt - Tidewater Inc - President & CEO

Cole, we don’t have a bias for or against any market. Angola certainly presents opportunities. It has unique challenges and we have to weigh all of that and the commercial terms that we negotiate with our clients ultimately have to meet those requirements and then provide a nice return for us.

And we do that continually on the fleet worldwide. No different in Angola.

Quinn Fanning - Tidewater Inc - EVP & CFO

And certainly the ongoing joint venture negotiations may have impeded the times or our ability to pursue this opportunity or that opportunity but to the extent that we entered into new charter party agreements, they were at market rates.

Cole Sullivan - ISI Group - Analyst

Okay. That’s what I wanted to really get clarification on.

And then secondly, I didn’t know if you could give a little bit of directional picture of revenues and costs as we move into the June quarter. I know you gave a margin expectation but just directionally off of the guidance that you gave for March?

Quinn Fanning - Tidewater Inc - EVP & CFO

Obviously, the March quarter with the off-hire time associated with vessels in dry dock, the elevated expenses is catching you coming and going in terms of operating margin. I would caution putting too fine a point on the June quarter because we haven’t completed our Fiscal 2015 budget or presented it to our Board, but what I was ultimately trying to communicate is that we would expect that the significant lost revenue associated with the large number of vessels in dry dock in the March quarter and the additional expense associated with those dry docks would, to some extent, be behind us. Not to suggest that dry docks will be a thing of our past but we, at least, are expecting on a preliminary basis, a reasonably significant step-up in vessel revenue in the June quarter and an expansion of margins associated with both the additional revenue and lower R&M expense.

Cole Sullivan - ISI Group - Analyst

Okay. That’s all I have. Thanks.

Operator

Our final question comes from Mark Brown from Citigroup.

Mark Brown - Citigroup - Analyst

Hi, guys. I was wondering if you could just clarify -- and you might have explained it, I just didn’t quite follow it -- the timing of your expectations to reduce your working capital that’s tied up with the accounts receivables from Sonatide? Maybe you could just sum up your remarks in terms of when you expect that to start coming down?

Quinn Fanning - Tidewater Inc - EVP & CFO

Sure. I think we have a reasonable understanding of the mechanisms that are available to us today. We hope that we will have additional clarity from the Angolan Central Bank in the not-too-distant future that will allow a sustainable U.S. dollar-kwanza payment split, obviously with the dollars being paid offshore and the kwanza being paid locally to cover our local expenses, but that’s not where we are today.

We have a combination of dollar and kwanza receipts that are currently held by the joint venture, some of which are referenced as of the balance sheet date, some of which, specifically of the kwanzas, were payments that were made by customers subsequent to December 31st. So we’ve got reasonably large amount of cash in both dollars and kwanza in the joint venture and it’s a laborious process, but we’re working our way through it.

As I mentioned, we’ve received a bit of money -- $15 million I referenced in my prepared remarks -- and we hope to knock down additional payments in the coming quarter. I guess really, the sixty-four dollar question is are we repatriating more cash than we’re generating in the way of receivables as a result of ongoing business activity?

Tough to, again, put a real fine point on that, but at least my view is based on information I have available to me, is that the growth in working capital will significantly moderate in the March quarter, after which we would expect some reversal, i.e., a fall in working capital tied to Sonatide in the June and subsequent quarters. But we are hoping that this is a couple-quarter issue that we’re working our way through that ultimately on the other side has a sustainable dollar-kwanza payment split, that ultimately has Angola requiring no significant amount of working capital beyond any other area.

But again, this is an element of business in Angola and we will factor that into our contract negotiations and our ultimate vessel disposition decisions. But you should clear, that this is not a Tidewater or Sonatide issue, this is an industry issue that flows from the implementation of new foreign exchange legislation in Angola.

Mark Brown - Citigroup - Analyst

Right, right. Thank you. And just a somewhat related question, with this joint venture signed and in place, even though you haven’t incorporated the entity at this time, does this give you an advantage from a competitive market position in terms of your ability to contract your vessels in that region relative to some of the other companies that you’re competing against?

Jeff Platt - Tidewater Inc - President & CEO

I think certainly having Sonangol as your partner can’t necessarily hurt you in Angola. We’ve operated with that for a long period of time so we look at it as we’ve got a very good partner, very strong partner, and we look at is as an overall positive.

Mark Brown - Citigroup - Analyst

Sounds good. Thank you.

Joe Bennett - Tidewater Inc - EVP & Chief IR Officer

Thanks, Mark.

Operator

At this time, I would like to turn it back to the presenters for final remarks.

Joe Bennett - Tidewater Inc - EVP & Chief IR Officer

Shannon, thank you very much. This call has going a little long but good questions and good coverage. We appreciate everyone’s interest in Tidewater and for putting up with our telephone glitches today.

Hopefully, the call was clear enough throughout the entire phone call and certainly we’ll be filing our transcript of this in short term. So again, appreciate everyone’s involvement in the call. Have a great day.

Operator

Thank you, ladies and gentlemen. This concludes today’s conference.

Thank you for your participation. You may now disconnect.

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